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                                                                      Exhibit 11

                          MUTUAL RISK MANAGEMENT LTD.
                       COMPUTATION OF EARNINGS PER SHARE

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
                                                        QUARTER ENDED JUNE, 30  SIX MONTHS ENDED JUNE, 30
                                                    1998              1997           1998               1997

                                                        (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
BASIC
-----
Income Available to Common Shareholders             $14,537           $11,167          $29,068         $21,811
                                                    =======           =======          =======         =======

Weighted Average Common Shares outstanding       39,377,171        37,301,998       38,665,550      37,235,452
                                                 ----------        ----------       ----------      ----------

Basic earnings per Common Share                       $0.37             $0.30            $0.75           $0.59
                                                      =====             =====            =====           =====
DILUTED
-------
Income Available to Common Shareholders         $    14,537       $    11,167      $    29,068     $    21,811
Debenture interest                                    1,658             1,618            3,333           3,208
                                                -----------       -----------      -----------     -----------
                                                $    16,195       $    12,785      $    32,401     $    25,019
                                                ===========       ===========      ===========     ===========

Weighted Average Common Shares outstanding       39,377,171        37,301,998       38,665,550      37,235,452
                                                -----------       -----------      -----------     -----------

Common share equivalents associated with options, Redeemable Common Shares and Convertible Debentures:
           Options                                4,065,366         3,895,036        4,065,366       3,895,036
           Redeemable Common Shares                       0           937,168                0         937,168
           Convertible Debentures                 6,666,881         6,978,800        6,666,881       6,978,800
                                                -----------       -----------      -----------     -----------
                                                 10,732,247        11,811,004       10,732,247      11,811,004
Common Shares purchased with proceeds from
   Options exercised                             (1,871,117)       (2,627,702)      (1,395,040)     (2,702,718)
                                                -----------       -----------      -----------     -----------
                                                  8,861,130         9,183,302        9,337,207       9,108,286
                                                -----------       -----------      -----------     -----------

Total Weighted Average Common Shares             48,238,301        46,485,300       48,002,757      46,343,738
                                                ===========       ===========      ===========     ===========

Diluted earnings per Common Share                     $0.33             $0.28            $0.67           $0.54
                                                ===========       ===========      ===========     ===========
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